Exhibit 99.1

 Vocollect, Inc.

Consolidated Financial Statements

December 31, 2009

Vocollect, Inc.

Contents

Independent Auditors’ Report

To the Board of Directors
and Shareholders of
Vocollect, Inc.

We have audited the accompanying consolidated balance sheet of Vocollect, Inc. (a Pennsylvania corporation) and its subsidiaries as of December 31, 2009, and the related consolidated statement of operations, cash flows and changes in shareholders’ equity, for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vocollect, Inc. and its subsidiaries as of December 31, 2009 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company has changed its method of revenue recognition for multiple-deliverable revenue arrangements to early adopt accounting guidance issued by the Financial Accounting Standards Board in October 2009.  The Company has elected to adopt the new accounting guidance as of January 1, 2009 on a retrospective basis.

/s/ Urish Popeck, & Co., LLC

July 15, 2010, (except for certain changes
  to the classifications of net revenues, cost
  of revenues, redeemable convertible
  preferred stock and notes 9 and 10,
  as to which the date is May 13, 2011)

Vocollect, Inc.

Consolidated Balance Sheet
(in thousands)

December 31,	2009

Assets

Current assets
Cash and cash equivalents	$19,845
Accounts receivable, net of allowance for doubtful accounts of $729	24,265
Inventory, net	5,096
Prepaid expenses and other assets	1,080
Deferred income taxes - current	8,022
Total current assets	58,308

Property and equipment, net of accumulated depreciation and amortization of $19,689	9,780
Other long-term assets	1,289

Total assets	$69,377

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$4,534
Leases payable	778
Accrued liabilities and expenses	9,812
Deferred revenue - current	12,724
Total current liabilities	27,848

Long term liabilities
Leases payable	1,437
Deferred revenue – long-term	6,324
Deferred income taxes – long-term	229
Total liabilities	35,838

Redeemable convertible preferred stock, at estimated redemption value:
Series G, full liquidation preference in 2014 of $30,979	15,206
Series F, full liquidation preference in 2015 of $12,539	8,970

Shareholders' Equity
Common stock, no par value	-
Additional paid–in capital	1,816
Retained earnings	7,585
Accumulated other comprehensive income (loss)	(38)
Total shareholders’ equity	9,363
Total liabilities and shareholders’ equity	$69,377

The accompanying notes are an integral part of these consolidated financial statements.

2

Vocollect, Inc.

Consolidated Statement of Operations
(in thousands)

Year Ended December 31,	2009

Net revenues
Product and software	$78,389
Service and other	25,774

Total net revenues	104,163

Cost of revenues
Product and software	36,091
Service and other	5,485

Total cost of revenues	41,576

Gross profit	62,587

Operating expenses
Research and development	19,141
Sales and marketing	28,401
General and administrative	14,805

Total operating expenses	62,347

Income from operations	240

Interest expense	467
Other (income) expense, net	(160)

Total other expense, net	307

Loss before income taxes	(67)

Provision for income taxes	2,340

Net loss	$(2,407)

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc.

Consolidated Statement of Cash Flows
(in thousands)

Year Ended December 31,	2009

Cash flows from operating activities
Net income (loss)	$(2,407)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,913
Provision for losses on receivables	36
Noncash compensation expense – stock options	758
Loss on retirement of property and equipment	10
Deferred income taxes	(1,615)
Changes in current assets and liabilities:

Accounts receivable	(6,725)
Inventory	19
Prepaid expenses and other assets	1,349
Accounts payable	1,344
Accrued liabilities and expenses	588
Deferred revenue	7,604
Net cash provided by operating activities	4,874

Cash flows from investing activities
Purchase of property and equipment	(3,221)
Net cash used in investing activities	(3,221)

Cash flows from financing activities
Issuance of preferred stock, net of related costs	13,403
Repurchase of stock options	(350)
Repurchase of common stock	(37)
Dividends paid	(475)
Tax benefits from stock options	119
Net repayments of revolving loan	(3,000)
Net leases payable borrowings	2,215
Proceeds from exercise of stock options	25
Net cash provided by financing activities	11,900

Effect of exchange rate changes on cash and cash equivalents	34

Net increase in cash and cash equivalents	13,587

Cash and cash equivalents, beginning of year	6,258

Cash and cash equivalents, end of year	$19,845

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc.

Consolidated Statement of Changes in Shareholders' Equity
(in thousands)

	Common	Additional Paid-In	Retained	Accumulated Other Comprehensive	Total Shareholders’
	Stock	Capital	Earnings	Income (Loss)	Equity

Balance, at December 31, 2008	$-	$606	$11,483	$(59)	$12,030
Recasting of deferred dividends	-	-	702	-	702

Balance, at December 31, 2008, adjusted	$-	$606	$12,185	$(59)	$12,732

Net income (loss)	-	-	(2,407)	-	(2,407)
Currency translation adjustment	-	-	-	21	21
Comprehensive income (loss)					(2,386)

Series F Preferred – extension of put	-	695	(695)	-	-
Adjust Series F redemption preference	-	-	427	-	427
Series G redemption preference accretion	-	-	(1,077)	-	(1,077)
Repurchase of stock	-	(37)	-	-	(37)
Repurchase of stock options	-	(350)	-	-	(350)
Exercise of stock options	-	25	-	-	25
Compensation expense-stock options	-	758	-	-	758
Tax benefits from stock options	-	119	-	-	119
Accrued dividends on preferred stock	-	-	(373)	-	(373)
Dividends paid	-	-	(475)	-	(475)

Balance, at December 31, 2009	$-	$1,816	$7,585	$(38)	$9,363

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

1. Organization and Business

Vocollect, Inc. (the Company), incorporated in 1987, is engaged in the design, manufacture and sale of voice data collection terminals and related software. The Company derives revenues from the sale of wearable voice-based data collection terminals and related voice recognition software (product revenues), and from custom interface software design and installation services required to integrate the input device with the customer's data system. The Company also offers service contracts, which may include technical support as well as product maintenance and express hardware swapping arrangements in the event of mechanical failures.

2. Summary of Significant Accounting Policies

Revenue Recognition

Revenue is recognized when all of the following criteria have been met:

● When persuasive evidence of an arrangement exists. Contracts and customer purchase orders are generally used to determine the existence of an arrangement.

● Delivery has occurred. Shipping documents and customer acceptance, when applicable, are used to verify delivery.

● The fee is fixed or determinable. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

● Collectibility is reasonably assured. We assess collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. When a sale involves multiple deliverables, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative selling price and recognized when revenue recognition criteria for each element are met.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

New Accounting Standards Recently Adopted – Revenue Recognition for Arrangements with Multiple Deliverables.

In October 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to remove from the scope of industry-specific software revenue recognition guidance, tangible products containing software components and nonsoftware components that function together to deliver the product’s essential functionality.  In October 2009, the FASB also amended the accounting standards for multiple-deliverable revenue arrangements to:

(i) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

     (ii)  require an entity to allocate revenue in an arrangement using estimated selling prices (“ESP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”); and

(iii) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company elected to early adopt this accounting guidance as of January 1, 2009 on a retrospective basis for applicable transactions originating or materially modified after December 31, 2008.

This guidance does not generally change the units of accounting for the Company’s revenue transactions.  Most products and services qualify as separate units of accounting.  Products are typically considered delivered upon shipment.  In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met.  Support services revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years.  Consulting services for specific customer needs, which are typically short-term in nature, are recognized upon delivery or completion of performance.  The Company’s arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

Many of the Company’s products have both software and nonsoftware components that function together to deliver the products’ essential functionality.  The Company’s product offerings fall into the following categories: terminals, headsets, software, accessories and combinations of the Company’s products sold as a bundled Voice-Directed Work™ solution.  In addition to its product offerings, the Company provides hardware and software support, as well as, a range of consulting and implementation services.  The Company has a broad customer base that encompasses public and private entities and sells products and related software and services to end-user customers in the retail, warehousing, distribution logistics and nursing home industries directly or through authorized resellers principally in the United States, Europe, Middle East and Africa.  The Company and its sales force are organized by product (supply chain and healthcare) and geographic segments.  All supply chain products and services can be sold standalone or together in various combinations across the Company’s geographic segments while the Company’s healthcare products and services are sold in the United States only.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

In many instances, products are sold separately in standalone arrangements as customers may support the products themselves or purchase support on a time and materials basis.  Custom services are also sold in standalone engagements such as general consulting or advisory projects.  After the initial purchase, support services are sold separately through renewals of annual contracts.  As a result, for many of the arrangements with multiple deliverables, the Company has used and intends to continue using VSOE to allocate the selling price to each deliverable.  The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold separately.  In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range, generally evidenced by approximately 80% of such historical standalone transactions falling within plus or minus 15% of the median rates.  In addition, the Company considers the geographies in which the products or services are sold, major product and service groups and customer classifications, and other environmental or marketing variables in determining VSOE.

In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements.  This may be due to the Company infrequently selling each element separately, not pricing products within a narrow range, or only having a limited sales history, such as in the case of certain advanced and emerging technologies.  When VSOE cannot be established, the Company attempts to establish selling price of each element based on TPE.  TPE is determined based on competitor prices for similar deliverables when sold separately.  Generally, the Company’s go-to-market strategy differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained.  Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis.  Therefore, the Company is typically not able to determine TPE.

When the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP in its allocation of arrangement consideration.  The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis.  ESP is generally used for new or existing offerings not priced within a narrow range, and it applies to a sizeable proportion of the Company’s arrangements with multiple deliverables.

The Company determines ESP for a product or service by considering multiple factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices.  The determination of ESP is made through consultation with and formal approval by the Company’s management, taking into consideration the go-to-market strategy.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

There were no material impacts during the year nor does the Company currently expect a material impact in the near term from changes in VSOE, TPE, or ESP.

In terms of the timing and pattern of revenue recognition, the new accounting guidance for revenue recognition is not expected to have a significant effect on net revenues in periods after the initial adoption when applied to multiple-element arrangements based on current go-to-market strategies due to the existence of VSOE across most of the Company’s product and service offerings.  However, the Company expects that this new accounting guidance will facilitate the Company’s efforts to optimize its offerings due to better alignment between the economics of an arrangement and the accounting.  This may lead to the Company engaging in new go-to-market practices in the future.  In particular, the Company expects that the new accounting standards will enable it to better integrate products and services without VSOE into existing offerings and solutions.  As these go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in selling prices, including both VSOE and ESP.  As a result, the Company’s future revenue recognition for multiple-element arrangements could differ materially from the results in the current period.  The Company is currently unable to determine the impact that the newly adopted accounting guidance could have on its revenue as these go-to-market strategies evolve.

Customers in the nursing home industry are also offered the opportunity to use the Company’s products on a subscription basis.  Revenue under these multiple-element arrangements is recognized ratably over the term of the subscription agreement; generally 36 months. Significant system components are reported as rental equipment when installed at a customer’s site and system installation costs are deferred and amortized over the term of the subscription agreement.

Principles of Consolidation

The consolidated financial statements are presented in U.S.A. dollars in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company and its subsidiaries.  All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company deposits cash and cash equivalents with high credit quality financial institutions.  Cash equivalents consist of time deposits or short-term investments with a remaining maturity of 90 days or less at the date of acquisition by the Company.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts.  The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts.  The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay.

Inventory

Inventory includes raw material components and finished goods, and is stated at the lower of cost or market.  Inventory cost is determined using standard costs, which approximate costs on a first-in, first-out basis and include applicable labor and overhead.  The Company records a valuation reserve based on excess and obsolete inventories determined primarily by future product demand forecasts.

Software Development Costs

All costs incurred to establish the technological feasibility of software to be sold, leased or otherwise marketed are expensed as research and development costs.  Costs incurred subsequent to the establishment of technological feasibility, and prior to the general availability of the product to customers, are capitalized.  The Company defines technological feasibility as either completion of coding and testing in accordance with detailed program designs, or the establishment of a working model, which typically occurs when the beta testing commences.  No software development costs were capitalized in 2009 as products were marketed shortly after beta testing commenced.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from 3 to 15 years, or the lease term of the respective assets.  Expenditures for maintenance and repairs, which do not materially extend the lives of assets, are expensed currently.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition.  Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use are based on the fair value of the asset.  Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

Product Warranties

The Company warranties its products for up to one year from date of shipment.  The estimated cost of providing the product warranty is recorded at the time of shipment.  The Company quantifies and records an estimate for warranty related costs based on actual history, projected return and failure rates and current repair and replacement costs.

Stock-Based Compensation Expense

Compensation expense is recorded for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values.  The Company estimated the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of awards that are ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations.

Advertising Costs

The Company expenses all advertising costs as incurred, and the amounts were not material for the year presented.

Research and Development Costs

Research and development costs are charged to operations in the year incurred.

Income Taxes

The Company determines deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company was required to adopt in 2009 the provisions of Accounting Standards Codification (“ASC”) 740 “Income Taxes” regarding accounting for uncertainty in income taxes.  Those standards contain a two-step approach to recognizing and measuring uncertain tax positions.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.  The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year.  Interest related to uncertain tax positions is recognized as interest expense while tax penalties are recognized in the provision for income taxes.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

Sales and Use Taxes

The Company collects sales and use taxes from customers and remits the entire amount to the applicable taxing authorities.  The Company’s policy is to exclude the taxes collected and remitted to the taxing authorities from the Company’s revenues and expenses.

Foreign Currency Translation

The functional currencies of Vocollect International Limited are the Euro and the British pound sterling.  The functional currency of Vocollect Japan Incorporated is the Japanese yen.  The assets and liabilities of these subsidiaries have been translated from their functional currencies into U.S.A. dollars using the exchange rates in effect at the balance sheet dates.  Revenue and expense items are translated into U.S.A. dollars at the average exchange rates that prevailed during the presented periods.  The resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss).  Foreign currency transaction gains and losses are included in net income (loss).

Derivative Instruments

The Company recognizes derivative instruments as either assets or liabilities in the Consolidated Balance Sheet and measures those instruments at fair value.  For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income and subsequently reclassified into earnings when the hedged exposure affects earnings.  The ineffective portion of the gain or loss, if any, is reported in earnings immediately.  For derivative instruments that are not designated as accounting hedges, changes in fair value are recognized in earnings in the period of change.  During 2009, there were no gains or losses recognized in earnings for hedge ineffectiveness.  The Company did not discontinue any hedges because it was probable that the original forecasted transactions would not occur.  The Company has only limited involvement with derivative financial instruments, and does not use them for trading purposes.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.  Deposits held with banks may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk.  The Company's accounts receivable are derived from revenue earned from customers primarily located in the United States and Europe.  The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

Recasting of Retained Earnings

During 2009, the Company revised its calculations and recast the presentation of Series F preferred stock deferred dividends.  The amount of deferred dividends was overstated and retained earnings was understated.  The recast adjustment was reflected on the Consolidated Statement of Changes in Shareholders’ Equity and had no impact on the reported amounts of net income (loss) for 2009 or any previous year.

New Accounting Standards

ASC 480 “Distinguishing Liabilities from Equity” prescribes the accounting for financial instruments in situations where a company is obligated to issue or redeem shares of its own stock, such as mandatorily redeemable stock, as defined.  Those standards require that these instruments be classified as liabilities rather than equity; that payments to holders be recorded as interest expense, not dividends; and that changes in value must be recorded in earnings.  The FASB has deferred the effective dates of the standard for nonpublic entities that are not Securities and Exchange Commission registrants (“private companies”).  The effective date for instruments that are mandatorily redeemable on fixed dates for amounts that are fixed or determinable by reference to an external index was periods beginning after December 15, 2004.  The requirements were deferred indefinitely for all other mandatorily redeemable instruments issued by private companies.  The adoption of the provisions of this standard that have not been deferred did not have an impact on the consolidated financial statements.

In September 2006, the FASB modified ASC 820, “Fair Value Measurements and Disclosures”, to address how companies should measure fair value when required to do so for recognition or disclosure purposes under generally accepted accounting principles.  The new standards precisely define fair value for financial reporting purposes by establishing a frame of reference that all fair value measures should consistently follow.  This new definitional framework may not be consistent with previous conceptions about fair value.  The new standards clarify that fair value is intended to mean a market-based measure, not an entity-specific measure.

The revisions to ASC 820 were effective for the Company for the year ended December 31, 2008.  Delayed application of this standard was permitted for certain nonfinancial assets and liabilities until the year ended December 31, 2009.  There has been no effect of the new standards on the 2009 financial statements.

In December 2007, the FASB revised ASC 805, “Business Combinations” and ASC 810, “Consolidation”.  The standard revisions continue the movement toward the greater use of fair values in financial reporting.  The ASC 805 revisions will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods.  Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings, and may impact a company’s acquisition strategy.  The ASC 810 revisions will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.

The revisions to ASC 805 and 810 were effective for the Company beginning on January 1, 2009.  The adoption of the new standards did not have any impact on the Company’s results of operations and financial position.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

2. Summary of Significant Accounting Policies (cont.)

In March 2008, the FASB issued revisions to enhance the disclosure requirements of ASC 815, “Derivatives and Hedging”. The new disclosure requirements are intended to improve transparency in financial reporting. The new standards are effective for the Company for the year ended December 31, 2009 and since they did not change existing accounting principles, adoption of these revisions did not have any impact on the Company’s reported results of operations or financial position.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Estimates are used for the following, among others: revenue recognition, allowances for receivables and sales returns, inventory valuation, warrant costs, share-based compensation expense and income taxes. Actual results could differ from those estimates and the differences could be material.

Subsequent Events

Subsequent events have been evaluated through July 15, 2010, which is the date the financial statements were available to be issued. Management did not identify any events requiring recording or disclosure in the financial statements for the year ended December 31, 2009.

3. Inventory

Inventory consists of the following:

December 31,	2009

Raw materials	$3,670
Finished goods	1,778
5,448
Valuation reserve	(352)

Inventory	$5,096

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

4. Property and Equipment

Property and equipment consists of the following:

December 31,	2009

Leasehold improvements	$1,477
Machinery and equipment	6,921
Computers, related equipment and software	14,907
Furniture and fixtures	2,481
Patents and trademarks	1,933
27,719
Less accumulated depreciation and amortization	(19,604)
8,115

Rental equipment (under subscriptions)	806
Less accumulated depreciation	(85)
721

Construction in progress	944

Total property and equipment	$9,780

5. Fair Value

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The accounting guidance for fair value measurement also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1 – Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

5. Fair Value (cont.)

Level 2 – Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounts measured at fair value on a recurring basis as of December 31, 2009 were money market funds totaling $13,413 and overnight cash management sweep accounts, both of which are included in cash and cash equivalents on the Consolidated Balance Sheet.  These temporary investments were a Level 1 measurement.

In addition, the Company (as described in the Credit Arrangements note herein) was a party to two interest rate swap agreements that matured on January 1, 2010.  The Level 2 fair value liability of the swap contracts at December 31, 2009 was $4.

6. Credit Arrangements

Credit Agreement

In 2005, the Company entered into a credit agreement with lenders that provided the Company revolving credit and letter of credit facilities with an aggregate principal amount of $30,000.  The revolving credit commitments, which were due to expire on January 4, 2010, were amended in July 2009.  The aggregate principal amount of the revolving credit and letters of credit facilities was reduced to $15,000 in the amended credit agreement (“Credit Agreement”).  The Credit Agreement contains substantially the same terms as the prior agreement and has an expiration date of July 1, 2012.  Borrowings bear interest at either a floating rate based on the agent bank’s prime rate or a floating rate based on the applicable Euro-Rate, at the Company’s option.  There was no outstanding principal under the Credit Agreement at December 31, 2009.  The Credit Agreement contains financial covenants relating to maximum leverage, minimum liquidity, minimum net worth, capital expenditures and the payment of dividends.  Amounts borrowed under the Credit Agreement are collateralized by substantially all of the Company’s assets.

During 2005, the Company entered into an interest rate swap agreement with a notional amount of $10,000 with one of its lenders.  The fixed interest rate in the swap agreement is 4.58% and the contract matured on January 1, 2010.  During 2006, the Company entered into a second interest rate swap agreement with a notional amount of $5,000 with the same lender.  The fixed interest rate in that swap agreement is 5.51% and the contract also matured on January 1, 2010.    The Company was exposed to credit-related risks in the event of noncompliance by the counterparty to the contracts, however, the Company did not expect the counterparty to fail to meet its obligations and it did not do so.  During 2009, monthly settlements of the interest rate differentials under the swap contracts have resulted in payments to the counterparty to the contracts of $614.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

6. Credit Arrangements (cont.)

Master Lease Agreement

In 2009, the Company entered into a master lease agreement (“Lease Agreement”) to provide third party financing in the aggregate amount of $2,500 for certain installed voice data collection systems for which the Company bills nursing home customers on a subscription basis. The lessor under the agreement purchases installed systems and then leases them back to Company. The Lease Agreement provides the Company with a cash advance equal to the present value of future cash flows that the Company is scheduled to receive from nursing home end users under a related subscription agreement. The Company enters into a separate lease schedule for each installed system that is financed under the Lease Agreement. Title to leased systems reverts to the Company at the end of the respective lease schedule. All lease schedules have a term of 36 months and bear interest at 9.50%.

Contractually, the Company’s bank debt accrues interest at rates that vary with published short-term market rates of interest. Accordingly, management estimates that the market value of these borrowings approximates their carrying value at any point. The Company’s liability under the Lease Agreement bears interest at a fixed rate. As the Company’s debt is privately held, its fair value is dependent upon the evaluation by a willing buyer of many Company specific and general economic variables. An estimate of the fair value of the Company’s obligation under the Lease Agreement is not readily available; however, management has estimated the fair value would approximate $2,390.

Scheduled maturities under the Lease Agreement for all years subsequent to 2010 are as follows:

2011	$930
2012	507

$1,437

7. Warrants

On March 22, 2006, the Company acquired 100 percent of the outstanding common stock of Adherence Technologies Corp. (“ATC”), which was then renamed Vocollect Healthcare Systems, Inc (“VHS”).

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

7. Warrants (cont.)

In addition to the sale of all of its outstanding common stock to the Company, VHS issued Class A and B warrants to various former ATC shareholders as part of the purchase transaction.  Both classes of warrants entitle the holder to purchase an equal number of shares of the common stock of VHS.  The following table summarizes the number of warrants outstanding, exercise prices and exercise dates by class of warrant:

VHS Warramt	Number of Shares	Average Exercise Price per Share	Exercisable on or After	Expiration

Class A	33,998,924	$0.0058	4/1/12	3/31/14
Class B	8,100,000	$0.0200	4/1/12	3/31/14

The holders of Class A and B warrants have the option to sell all, but not less than all, of the warrants to the Company (the “Put Option”) during the period from April 1, 2009 to March 31, 2012 (the “Put Period”).  If the Put Option is elected, the amount to be paid to the warrant holders by the Company will be determined based upon the excess of the value of VHS per share as determined using orders booked, as defined, VHS cash and VHS indebtedness over the warrants’ exercise price per share (the “Put Price”).  In addition, the Company has the option to purchase all, but not less than all, of the Class A and B warrants (the “Call Option”) any time during the Put Period.  The purchase price for warrants under the Call Option (the “Call Price”) is the same as the Put Price if the Call Option is exercised after March 31, 2011 and the Put Price plus a premium if the Call Option is exercised before March 31, 2011.  In either a Put or Call Option, the Company shall have the right to pay at least 50%, but no more than 75%, subject to Internal Revenue Code regulations regarding tax-free transactions, of the purchase price in shares of the Company’s common stock.  If the Company elects to make payment with shares of its common stock, the amount of cash consideration must be at least equal to the smaller of (a) either the Put Price or the Call Price or (b) $0.12 per share in the case of a Put Option or $0.15 per share in the case of a Call Option.  The amount payable to the holders of Class A and B warrants if they choose to exercise their Put Option as of December 31, 2009, would have been $0.  The exercise of either the Put or Call Options would be characterized as additional consideration paid by the Company for ATC.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

8. Income Taxes

The provision (benefit) for income taxes consists of the following:

2009

Current tax provision (benefit):
Federal	$3,754
State	813
Foreign	345

Total current	4,912

Deferred tax provision (benefit):
Federal	(2,134)
State	(438)

Total deferred	(2,572)

Total income tax provision (benefit)	$2,340

The total provision for income taxes differs from the amount of income tax determined by applying the applicable U.S.A. statutory federal income tax rate to pretax income as a result of the following for the year ended December 31:

2009

Tax provision computed at the statutory U.S.A. tax rate of 34%	$(23)

Change provision rate resulting from:
Prior year permanent adjustments	369
Nondeductible stock options expense	258
State and foreign income taxes, net of federal benefit	1,173
Settlement of income tax audit	700
Tax benefits from stock options	(119)
Manufacturer’s deduction	(125)
Business expenses and other	107

Total provision for income taxes	$2,340

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

8. Income Taxes (cont.)

In 2006, the Company performed a study of the amount of eligible research and development federal income tax credit that the Company had not claimed in prior income tax returns due to ongoing net operating loss carryforwards.  The resulting tax credit of $1,567 was claimed by the Company in amended tax returns filed in early 2007.    In addition in 2006, the Company revised its calculation of the amounts of extraterritorial income exclusion claimed in the tax returns filed for tax years 2003, 2004 and 2005.  The results of the revised calculations, a tax savings of $636, were included in the amended tax returns filed in early 2007.  The Company incorporated the methodologies for calculating research and development credits and extraterritorial income exclusion deductions developed for its amended tax returns in tax returns filed currently beginning with the returns for 2006.

The income tax savings from federal and state research and development tax credits and increased extraterritorial income exclusions were reflected as reductions of the provision for income taxes for the years in which those tax benefits were claimed.  In 2007, the Company received refunds for the years 2003 and 2004 totaling $1,078.  Receipt of the refund requested for the year 2005 of $1,125 was pending completion of an examination by the Internal Revenue Service (“IRS”) of the years 2004 through 2007.  Based upon reported results of the examination, in 2008 the Company established a reserve of $1,145.  In 2009, the IRS concluded its examination and the Company recorded an adjustment to income tax expense of $700 for additional tax liability increases not identified by the IRS in previous years.  A primary focus of the examination, the extraterritorial income exclusion, was completely phased out of the federal tax code for years after 2006.  In addition, the Company has modified its methodology for calculating the amounts of research and development tax credits claimed in accordance with the results of the tax examination.

In 2009, the Company adopted the revisions to the standards of ASC 740, which prescribe a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions.  Management’s analysis of the Company’s tax positions, which included the results of recent IRS and state income tax audits, concluded that a liability for unrecognized tax benefits was not needed.  As noted above, audits of the Company’s federal tax returns have been completed through the year 2007.  Tax audits of the Company’s primary state tax returns have been completed through 2006 and have resulted in minimal adjustments to the tax liabilities as filed.  If estimated interest and penalties related to unrecognized tax benefits would be accrued, the Company would record those amounts as interest expense while tax penalties would be recognized in the provision for income taxes.

The Commonwealth of Pennsylvania has a separate research and development tax credit program.  In December 2008, Pennsylvania awarded the Company $431 (including $257 awarded to VHS) be used as a credit against state income taxes owed by the Company.  The credits awarded directly to the Company, $174, were claimed on the Company’s 2008 Pennsylvania tax return and $150 of the $257 of credits awarded to VHS were sold to the Company for use in its separate company tax return for the year 2009.  As these Pennsylvania credits may be carried forward or sold, no valuation allowance has been established against the related deferred tax asset recognized.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

8. Income Taxes (cont.)

VHS had net operating loss carryforwards of $2,140 as of the date of its acquisition by the Company. Utilization of those net operating losses is subject to an annual limitation under Section 382 of the Internal Revenue Code. In general, Section 382 provides that if there has been a greater than 50% change in stock ownership during the prior three year period, an annual limitation on the utilization of net operating losses based on a company’s value at acquisition and long-term interest rates will apply. As of December 31, 2009, $1,448 of VHS net operating loss carryforwards remain for use in future federal tax returns through the year 2025.

Since its acquisition by the Company, VHS has generated approximately $2,943 of state net operating loss carryforwards that can only be utilized on a separate return basis, subject to an annual limitation of $3,000, and can be carried forward for a maximum of 20 years. Those net operating loss carryforwards have been reflected as a deferred tax asset, against which a valuation allowance of the same amount has been established. The net change in the valuation allowance during 2009 was an increase of $1,650.

Deferred tax assets and (liabilities) consist of the following:

December 31,	2009

Deferred tax assets:
Deferred revenue	$6,593
Allowances for doubtful accounts and warranties	773
Inventory allowances	134
Employee benefit-related	347
Tax loss carryforwards in the U.S.A.	3,493
State research and development credit carryforward	107
Valuation allowance	(2,943)
Total deferred tax assets	8,504

Deferred tax (liabilities):
Property and equipment	(606)
Undistributed earnings of foreign subsidiary	(26)
Other deferred tax liabilities	(79)
Total deferred tax (liabilities)	(711)

Net deferred tax asset (liability)	$7,793

The amount of income tax provision (benefit) reflected directly in shareholders’ equity as a result of tax benefits from stock option transactions was $(119) for the year ended December 31, 2009. For the same period, the amounts of income tax provision (benefit) reflected directly in accumulated other comprehensive income (loss) resulting from foreign statements translation was $(23).

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

8. Income Taxes (cont.)

The following table presents a reconciliation of deferred tax assets (liabilities) balances to the amounts reflected on the Consolidated Balance Sheet:

Current deferred tax – assets	$8,072
Current deferred tax – (liabilities)	(56)
Current deferred tax – total	8,022

Long-term deferred tax – assets	840
Long-term deferred tax – (liabilities)	(1,069)
Long-term deferred tax – total	(229)

Net deferred tax asset (liability)	$7,793

9. Redeemable Convertible Preferred Stock

The Company has preferred stock, no par value, consisting of Series F (“Series F Preferred”) and Series G (“Series G Preferred”). During 2009, the Company issued 4,400,000 shares of Series G Preferred for $15,000 exclusive of issuance costs.

Dividends

Dividends on Series F Preferred are cumulative and accrue at the annual rate of $0.038 per share, subject to adjustments for stock splits and stock dividends (“Series F Preferred Dividends”). Payment of dividends on Series F Preferred is subject to (a) approval by the holders of Series G Preferred and (b) payment of an equal amount of dividends to the holders of Series G Preferred (“Series G Matching Dividend”). In addition to the Series G Matching Dividend, Series G Preferred holders shall participate with the Series F Preferred holders in an amount equal to 7.5% of a dividend that would otherwise be paid to the Series F Preferred holders. Accrued and unpaid dividends on Series F Preferred as of June 30, 2009 of $974 were converted to 608,450 shares of Series F Preferred. Accrued and unpaid dividends totaling $373 were included in the reported carrying values of Series F Preferred at December 31, 2009.

Changes in Redeemable Convertible Preferred Stock for the year were:

	Series G	Series F

Balance, at December 31, 2008	$-	$10,452
Recasting of deferred dividends	-	(702)

Balance, at December 31, 2008, adjusted	$-	9,750

Issuance of stock	13,402	1
Adjusted Series F redemption preference	-	(427)
Series G participation preference	727	(727)
Series G redemption preference accretion	1,077	-
Accrued dividends on preferred stock	-	373

Balance, at December 31, 2009	15,206	8,970

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

9. Redeemable Convertible Preferred Stock

The following table sets forth a summary of authorized and issued shares as of December 31, 2009 and the changes to outstanding shares for the year then ended:

	Series F Preferred	Series G Preferred

As of December 31, 2009:
Authorized shares	19,700,000	4,400,000
Shares issued	19,654,233	4,400,000

Changes in shares outstanding:
December 31, 2008	18,610,695	-
Shares issued	1,043,538	4,400,000
December 31, 2009	19,654,233	4,400,000

Voting Rights

Series F and G Preferred are entitled to one vote for each share of Common Stock issuable upon conversion of the Series F and G Preferred to Common Stock.  Certain transactions, including the sale or disposal of substantially all of the Company’s assets, acquisition of another entity, increases in the number of shares authorized or issued or creation of new classes of capital stock require the approval of at least 60% of the voting power of the Series F Preferred and the majority of the voting power of the Series G Preferred.

Liquidation Preferences

The Series G Preferred has a liquidation preference equal to (a) $3.4091 per share, adjusted for stock splits and stock dividends, times two times the number of shares then outstanding plus (b) the amounts per share of dividends declared but unpaid (collectively, the “Initial Series G Liquidation Preference”).  Further, the Initial Series G Liquidation Preference will be reduced by the amounts of Series G Matching Dividends paid, if any.  The Series G Preferred liquidation preference has priority over distributions or payments to any other class of stock.

The Series F Preferred has a liquidation preference of (a) $0.4744 per share, adjusted for stock splits and stock dividends (“Purchase Price”), plus the amounts per share of accumulated but unpaid dividends, whether or not declared, times (b) the number of shares then outstanding (the “Series F Liquidation Preference”) less an amount equal to 7.5% of the Series F Liquidation Preference (the “Series G Participation Preference”).  In addition to the Liquidation Preference, the Series F Preferred is entitled to receive an amount equal to a specified per annum return on the Purchase Price.

Conversion and Redemption

Shares of both the Series F and Series G Preferred are convertible into Common Stock at any time at the option of the holder at a conversion rate of one share of Common Stock for each share of either Series F or Series G Preferred, subject to certain anti-dilutive provisions.  In addition, in the event of a public offering of the Company's Common Stock in which the aggregate net proceeds from such sale are at least $50 million and the valuation of the Company’s Capital Stock is at least $300 million, the Series F and Series G Preferred are mandatorily convertible into Common Stock.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

9. Redeemable Convertible Preferred Stock

At any time after either (a) the date, after February 5, 2015, when there are no Series G Preferred shares outstanding or (b) the date, after June 30, 2014, of a request by the holders of at least 50% of Series G Preferred shares, two named holders of the Series F Preferred or any holder of at least 20% of the then outstanding Series F Preferred (the “Series F Redeeming Shareholders”), may require the Company to redeem their shares of Series F Preferred.  The redemption price for each of the redeemed shares (“Series F Redemption Price”) shall be equal to the “Total Value of the Company” per share determined, on a fully diluted basis, pursuant to the greater of the following three valuation methods:  (i) an amount equal to a multiple of seven times annual earnings before interest expense, taxes, depreciation and amortization, as defined in the Articles of Incorporation, for the immediately preceding fiscal year of the Company, reduced by the Company's interest bearing debt and increased by the amount of the Company's cash and marketable securities; (ii) a valuation mutually agreed upon by 70% of the Redeeming Shareholders and the Company; or (iii) a valuation determined pursuant to an independent "going concern" appraisal of the Company.

At December 31, 2009 the Series F Redemption Price was estimated by management to equal the Series F Liquidation Preference.

At any time after June 30, 2014, upon request by the holders of at least 50% of Series G Preferred shares, the Company shall redeem all of the outstanding shares of Series G Preferred.  The redemption price per share (“Series G Redemption Price”) shall be the greater of (i) the Series G Liquidation Preference or (ii) an amount equal to the Total Value of the Company distributable in respect of Series G Preferred shareholders divided by the total number of outstanding Series G Preferred shares.

10. Shareholders' Equity

Common Stock is entitled to one vote per share.

Dividends on the Common Stock must be approved by the holders of the Series F and G Preferred and, if declared, shall be shared on a pro rata basis with the holders of the Series F and G Preferred. Such dividends shall be in addition to the Series F and G Preferred Dividends.

The following table sets forth a summary of authorized and issued shares of common stock as of December 31, 2009 and the changes to outstanding shares for the year then ended:

Common Stock

As of December 31, 2009:
Authorized shares	70,000,000
Shares issued	27,863,082

Changes in shares outstanding:
December 31, 2008	25,781,638
Shares issued	77,103
Shares purchased	(27,208)
December 31, 2009	25,831,533

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

11. Stock Option Plans

Valuation and Expense Information

Stock-based compensation expense related to employee stock options determined using estimated fair values was recorded as follows:
2009

Cost of revenues – labor and overhead	$237

Research and development	217
Sales and marketing	205
General and administrative	99

Stock-based compensation expense included in operating expenses	521

Total stock-based compensation expense due to employee stock options	$758

As of December 31, 2009, total compensation expense related to nonvested share-based awards not yet recognized was $1,171 which is expected to be recognized over approximately 1.7 years on a weighted-average basis.

The Company operates two plans; one for employees of VHS and a second plan for all other employees of Vocollect, Inc.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

11. Stock Option Plans (cont.)

The estimated fair value of stock options granted in 2009, and those granted in prior years that affect the amount of compensation expense to be recorded in 2009 were calculated using the Black-Scholes model with the following weighted-average assumptions:

	Vocollect, Inc. Plan	VHS Plan
	2009	2009

Weighted average assumptions:
Expected dividend yield	0.00%	0.00%
Expected life of options (in years)	6.2	10.0
Expected volatility	15.52%	44.44%
Risk-free interest rate	3.48%	3.48%

Because stock-based compensation expense recognized in the Consolidated Statement of Income is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Vocollect, Inc. Plan

During 1999, the Company adopted the 1999 Stock Option Plan (the 1999 Plan) and during 2009, the Company amended and restated the 1999 Plan in its entirety (the 2009 Plan). The 2009 Plan provides for the granting of stock options to purchase up to 10,000,000 shares of the Company’s common stock. Options granted under the 2009 Plan may be either incentive stock options (ISO) or nonqualified stock options (NQSO). ISO may be granted only to Company employees while, NQSO may be granted to Company employees and non-employee advisors and consultants.

Options under the 2009 Plan may be granted with terms of up to 10 years at exercise prices not less than 100% of the estimated fair value of the underlying common stock on the date of grant provided, however, that the exercise price of an ISO and NQSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the underlying common stock on the date of grant. Once vested, options are immediately exercisable; however, prior to a public offering, the Company has a right of first refusal to repurchase shares issued upon exercise of options if the employee elects to sell the shares. Such repurchase occurs at fair market value. Options granted vest ratably in quarterly installments commencing 6 months after the date of award for periods of up to 4 years.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

11. Stock Option Plans (cont.)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Options outstanding at December 31, 2008	7,107,469	$0.88	5.6
Granted	5,609,039	1.28
Exercised	(77,103)	0.32
Repurchased	(370,087)	0.38
Canceled/forfeited/expired	(3,141,340)	0.8

Options outstanding at December 31, 2009	9,127,978	$1.19	8.1

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Options exercisable at December 31, 2009	4,877,510.00	$1.04	7.0

The weighted average grant date fair value of options granted during 2009 was $0.19 per share.  The total intrinsic value of options exercised during 2009 was $89.  The total fair value of shares vested during 2009 was $3,486.

VHS Plan

During 2006, the Company adopted the VHS 2006 Stock Option Plan (the VHS Plan).  The VHS Plan, as amended in 2009, provides for the granting of stock options to purchase up to 31,800,000 shares of VHS common stock.  The terms of the VHS Plan, including the contractual life, vesting and type of options available, are substantially the same as those of the 2009 Plan.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Options outstanding at December 31, 2008	9,928,500	$0.09	8.7
Granted	22,380,000	$0.04
Exercised	-	-
Canceled/forfeited/expired	(12,970,560)	$0.05

Options outstanding at December 31, 2009	19,337,940	$0.04	5.2

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

11. Stock Option Plans (cont.)
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

Options exercisable at December 31, 2009	10,115,562	$0.05	4.7

The weighted average grant date fair value of options granted during 2009 was $0.04 per share. The total fair value of shares vested during 2009 was $0.00.

Accuracy of Fair Value Estimates

Although, the Company uses third-party software to assist in developing the assumptions used and calculations made, the Company is responsible for estimating the fair value of its share-based payment awards. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because stock options issued under the Company’s plans have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s stock options. Although the fair value of stock options is determined in accordance with accounting standards using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock Option Buy-Back and Exchange Program

During 2009, the Company conducted a stock option buy-back and exchange program that was intended to (a) provide immediate liquidity to long-term employees and (b) provide a way for employees with stock options expiring through 2015 to maintain the value of their options without exercising them. Employees holding 145,000 of pre-2004 stock options and 12,500 of common shares purchased with pre-2004 stock options accepted the Company’s offer, resulting in payments of $153 or $106, net of tax benefits. In addition, employees holding 3,128,825 shares of pre-2006 options exchanged those options for 4,500,039 shares of 2009 options. The grant price for 2009 options issued in exchange for pre-2004 options was $1.21 per share, the fair value at the date of issuance. Options issued in 2004 and 2005 were exchanged for 2009 options with the same exercise price as the options retired. All 2009 options issued have a term of 10 years and vest 50% on October 31, 2009 and 50% on January 31, 2010. The total stock-based compensation expense recorded for 2009 included $446 for the 2009 options issued under this program.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

12. Major Customers

During the year ended December 31, 2009, customers that accounted for more than 10% of either net revenues or accounts receivable were as follows:

Customer	Revenues	Account Receivable
“A”	13%	21%
“B”	(a)	17%
“C”	21%	12%

(a) – less than 10% of the total for the year

13. Subscription Payments To Be Received

Total minimum subscription payments from nursing home customers are to be received as follows:

December 31,

2010	$1,598
2011	1,555
2012	679

Total	$3,832

14. Employee Benefit Plans

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees.  Contributions made by the Company are based upon a percentage of employee contributions.  Company contributions under this plan amounted to $679 for the year ended December 31, 2009.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

15. Restructuring

During the fourth quarter of 2008, the Company executed a reduction in force due to unforeseen economic conditions.  The severance, employee benefits and other costs related to this action totaled $1,624 and were reported as Restructuring Charges in the Consolidated Statement of Income for 2008.  Approximately half of those costs were paid in 2008 and the remainder were paid in 2009 as shown in the accrual recap below:

Balance at beginning of year	$759
Provision for restructuring costs	-
Payments	(759)

Balance at end of year	$-

16. Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is reported net of tax and consists of the following components:

	2008	2009 Activity	2009

Currency translation adjustment	$(59)	$21	$(38)

17. Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under noncancelable operating leases expiring at various dates through 2013. Rent expense for the year ended December 31, 2009 was $2,314.

Future minimum payments under noncancelable operating leases as of December 31, 2009 are as follows:

Years Ending December 31	Amount

2010	$2,069
2011	2,057
2012	1,593
2013	905

Total minimum lease payments	$6,624

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

17. Commitments and Contingencies (cont.)

Product Warranties

The Company provides for estimated warranty costs when products are sold based on historical experience.

2009

Balance at beginning of year	$1,043
Provision for warranties issued	2,526
Payments	(2,261)
Balance at end of year	$1,308

Purchase Commitments with Contract Manufacturers and Suppliers

The Company purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for its products. During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or that establish the parameters defining the Company’s requirements. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust the Company’s requirements based on business needs prior to firm orders being placed. Consequently, only a portion of the Company’s reported purchase commitments arising from these agreements are firm, noncancelable, and unconditional commitments. As of December 31, 2009, the Company had total purchase commitments for inventory of $1,918.

In addition to the above, the Company records a liability for firm, noncancelable, and unconditional purchase commitments for quantities in excess of its future demand forecasts consistent with the valuation of the Company’s excess and obsolete inventory. As of December 31, 2009, the liability for these purchase commitments was $0.

Derivative Instruments - General

The Company uses derivative instruments to manage exposures to foreign currency and interest rate risks. The Company’s objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency and interest rates. The Company’s derivatives expose it to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. The Company seeks to reduce such risks by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored. Management does not expect material losses as a result of defaults by counterparties.

Vocollect, Inc.

Notes to Consolidated Financial Statements

December 31, 2009
(in thousands except for share and per share amounts)

17. Commitments and Contingencies (cont.)

Interest Rate Derivatives

Interest rate swap contracts were used to manage a well-defined risk in the variable rate of interest of the Company’s underlying variable rate debt. At December 31, 2009, the Company had two interest rate swap contracts that expired on January 1, 2010. The interest rate differential for the interest rate swaps is reflected as an adjustment to interest expense in the period in which the differential occurs.

18. Cash Flow Information

2009

Supplemental cash flow information:
Cash paid for interest	$1,195
Cash paid for income taxes	$734
Noncash financing activities:
Dividends accrued on preferred stock	$373
Series F Preferred – extension of put	$695
Adjust Series F redemption preference	$427
Series G participation preference	$727
Series G redemption preference accretion	$1,077